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                                 AMENDMENT NO. 2
                                       TO
                          SECURITIES PURCHASE AGREEMENT

         THIS AMENDMENT NO. 2 TO SECURITIES PURCHASE AGREEMENT is entered into as of the [16TH] day of April 2001 (the "Amendment") by and among the undersigned investors (each an "Investor" and together the "Investors") and Interactive Telesis Inc., a Delaware corporation (the "Company").

         WHEREAS, the parties entered into that certain Securities Purchase Agreement dated June 12, 2000 (as amended on August 29, 2000 by that certain Amendment No. 1 to Securities Purchase Agreement, the "Common Stock Purchase Agreement"), pursuant to which the Company agreed to issue and sell to the Investors, and the Investors agreed to purchase from the Company up to $4,500,000 of the Company's Common Stock and to receive in connection therewith certain Repricing Rights and Warrants to purchase shares of the Company's Common Stock; and

         WHEREAS, simultaneous with the execution of this Amendment, the parties hereto are entering into a Series B Preferred Stock Purchase Agreement (the "Series B Purchase Agreement"), pursuant to which the Company agrees to issue and sell to the Investors, and the Investors agree to purchase from the Company, $250,000 of the Company's Series B Preferred Stock, $0.001 par value per share (the "Series B Preferred Stock"), and to receive warrants to purchase shares of the Company's Series B Preferred Stock (the "Series B Warrants").

         WHEREAS, in connection with and as consideration for entering into the Series B Purchase Agreement, the parties desire herein to amend the Common Stock Purchase Agreement as provided herein.

         NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Amendment and the Series B Purchase Agreement, the parties hereto agree as follows:

         1. DEFINED TERMS. Terms that are used herein with initial capital letters and are not otherwise defined herein will have the meanings given to them in the Common Stock Purchase Agreement.

         2. AMENDMENT TO ARTICLE I. Effective upon the Closing (as defined in the Series B Purchase Agreement) [AND RETROACTIVE WITH RESPECT TO ANY CONVERSIONS EFFECTED BY THE INVESTORS ON FEBRUARY 1, 2001 AND FEBRUARY 13, 2001], the definition of the following term contained in Article I of the Common Stock Purchase Agreement shall be amended and restated in its entirety as follows:

         "AVERAGE MARKET PRICE" for any Exercise Date means ninety percent (90%) of the average of the Market Price on each of the two (2) trading days having the lowest Market Prices, whether or not consecutive, during the period of thirty (30) consecutive trading days ending on the trading day prior to such date. Average Market
         Price shall be reduced by 5% if the Company receives notice of delisting from its Principal Market."

         [THE COMPANY AGREES TO ISSUE ADDITIONAL SHARES OF ITS COMMON STOCK TO THE INVESTORS WITHIN 5 DAYS FROM THE DATE HEREOF TO GIVE EFFECT TO THIS AMENDMENT WITH RESPECT TO THE CONVERSIONS EFFECTED ON FEBRUARY 1, 2001 AND FEBRUARY 13, 2001.]

         3. AMENDMENT TO SECTION 2.2(h)(C)(C). Effective upon the Closing (as defined in the Series B Purchase Agreement), Section 2.2(h)(C)(C) of the Common Stock Purchase Agreement shall be amended and restated in its entirety to read as follows:

             "(C) any remaining Repricing Rights then unexercised shall expire twenty four (24) months after the applicable Effective Date; provided, however, this expiration date shall be extended for a period of time equal to any delay in the Registration Statement going effective after the Scheduled Effective Date (except for delays caused primarily by the Investors) and for the length of any suspensions after the Effective Date."

         4. COVENANTS OF THE COMPANY. For purposes of this Section 4, terms used with initial capital letters shall have the meanings ascribed to such terms in the Series B Purchase Agreement.

                  (a) LIMITATION ON FUTURE FINANCING. The Company agrees that it will not sell or enter into any agreement to sell any of its securities or incur any indebtedness outside the ordinary course of business until six (6) months after the Closing Date, except for any sales (i) pursuant to any presently existing employee benefit plan which plan has been approved by the Company's stockholders, (ii) pursuant to any compensatory plan for a full-time employee or key consultant, (iii) with the prior approval of holders of a majority of the Conversion Shares then outstanding, which will not be unreasonably withheld, in connection with a strategic partnership or other business transaction, the principal purpose of which is not financing the Company's business operations,
(iv) of Common Stock resulting in gross proceeds to the Company of not less than $5 million at a fixed price per share not less than the per share Purchase Price at the Closing (as adjusted for any stock splits, dividends or similar events), or (v) made to Hambrecht & Quist Guaranty Finance, LLC ("H&QGF") pursuant to the existing terms of the Loan and Security Agreement between H&QGF and the Company dated November 21, 2000 (as amended on March 30, 2001), or any warrants issued in connection therewith.

                  (b) PROXY STATEMENT. If required either now or later by the rules and regulations of the Principal Market or otherwise, upon the request of the Investors, the Company shall provide each stockholder entitled to vote at the next meeting of stockholders of the Company, which shall be not later than 90 days from the date of such request (the "STOCKHOLDER MEETING DEADLINE"), a proxy statement, which has been previously reviewed by the Investors and a counsel of their choice, soliciting each such stockholder's affirmative vote at such stockholder meeting for approval of the Company's issuance of all of the Purchased Shares, Warrant Shares and Conversion Shares in excess of any limitation or cap imposed by the Principal Market or otherwise, and the Company shall use its best efforts to solicit its stockholders' approval of such issuance of the Securities and cause the Board of Directors of the Company to recommend to the


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stockholders that they approve such proposal. If the Company fails to hold a meeting of its stockholders by the Stockholder Meeting Deadline (unless such failure is the result solely of the actions of the Investors), then, as partial relief (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each holder of Conversion Shares (assuming the exercise of all Warrants and the conversion of all Series B Preferred Stock or other securities) an amount in cash per share equal to 2.5% of the Purchase Price applicable to such share per month until the stockholder meeting is held (pro rated for partial months). The Company shall make the payments referred to in the immediately preceding sentence within five days of the earlier of (I) the holding of the meeting of the Company's stockholders and (II) the last day of each 30-day period beginning on the day after the Stockholder Meeting Deadline. In the event the Company fails to make such payments in a timely manner, such payments shall bear interest at the rate of 2.5% per month (pro rated for partial months) until paid in full.

                  (c) TRANSACTIONS WITH AFFILIATES. So long as (i) there are Warrants outstanding or (ii) any Investor owns Purchased Shares and/or Warrant Shares and/or Conversion Shares with an aggregate market value equal to or greater than $125,000, the Company shall not, and shall cause each of its Subsidiaries not to, enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, persons who were officers or directors at any time during the previous two years, stockholders who beneficially own 5% or more of the Common Stock, or affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a 5% or more beneficial interest (each, a "RELATED PARTY"), except for (a) customary employment arrangements and benefit programs on reasonable terms, (b) any agreement, transaction, commitment or arrangement on an arm's-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party, or (c) any agreement, transaction, commitment or arrangement which is approved by a majority of the disinterested directors of the Company. For purposes hereof, any director who is also an officer of the Company or any Subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment or arrangement. "AFFILIATE" for purposes of this Section means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a 5% or more equity interest in that person or entity, (ii) has 5% or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity. "CONTROL" or "CONTROLS" for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

                  (d) RIGHT OF FIRST REFUSAL. Subject to Section 4(a), the Company shall not sell any of its securities to Persons other than the Investors during the period commencing on the date hereof and ending one year after the Closing Date unless the Company shall first have satisfied its obligations under this Section 4(d).

                           (i)  If the Company receives a written offer from any
Person or group of Persons other than the Investors to purchase any of the Company's securities, the Company shall give the Investors a written notice of such offer stating the type, terms, and purchase price of such securities and the other material terms and conditions of the sale of such securities and attaching a copy of any offer signed by the Person or Persons making such offer.

                           (ii)  The Investors shall have the right to purchase
all or any part of such securities on the same terms and conditions as are set forth in the Company's written notice. Each Investor may exercise its right to purchase such securities by giving a written notice of exercise to the Company within seven (7) days after such Investor's receipt of the Company's notice. Each Investor shall have the right to purchase such securities pro rata in accordance with the number of shares of Common Stock (assuming the exercise of all warrants and the conversion of all Preferred Stock or other securities) that it has purchased under this Agreement and the Purchase Agreement. Each Investor may also notify the Company that it will purchase its pro rata share of any such securities not purchased by the other Investors.

                           (iii) If the Investors shall not have exercised their
rights to purchase all of such securities, then the Company shall have the right to sell all securities not subscribed by the Investors on the same terms and conditions as those set forth in the Company's notice. If the Company shall not have sold all such securities within 30 days after the expiration of the 7-day period in subsection 4(d)(ii) above, then the Company shall not sell any such securities unless it first offers to sell such securities to the Investors in accordance with the procedures set forth in this Section 4(d).

                  (e) SUSPENSION OF TRADING. In addition any other remedies which the Investors have under the Series B Purchase Agreement and under applicable law, for each business day on which trading in the shares of Common Stock is suspended or prohibited on the Principal Market, the Company shall pay the Investors an amount equal to 0.2% of the product of (1) the number of shares of Common Stock (assuming the exercise of all warrants and the conversion of all Preferred Stock or other securities) then held by the Investors and (2) the closing sale price of the Common Stock on the trading day prior to such suspension or prohibition. The cumulative amount of such amounts which have accrued shall be paid by the Company to the Investors every seven (7) business days after the date of such suspension or prohibition.

         5. EFFECT OF AMENDMENT. The provisions of the Common Stock Purchase Agreement are amended and modified by the provisions of this Amendment. If any provisions of the Common Stock Purchase Agreement are materially different from or inconsistent with any of the provisions of this Amendment, the provisions of this Amendment shall control, and the provisions of the Common Stock Purchase Agreement shall, to the extent of such difference or inconsistency, be deemed to be amended and modified.

         6. SINGLE AGREEMENT. This Amendment and the Common Stock Purchase Agreement, as amended and modified by the provisions of this Amendment, shall constitute and be construed as a single agreement.


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

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Securities Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

                                                   COMPANY:

                                                   INTERACTIVE TELESIS INC.


                                                   By:_____________________________________

                                                   Name:___________________________________


                                                   INVESTORS:

Address:                                           BH Capital Investments, L.P.
175 Bloor Street East, 7th Floor, South Tower      By: HB and Co., Inc. its General Partner
Toronto, Ontario Canada M4W 3R8
Fax: 416-929-5314
                                                   By:_____________________________________
                                                   Name: Henry Brachfeld
                                                         Authorized Signatory


Address:                                           Excalibur Limited Partnership
33 Prince Arthur Avenue                            By: Excalibur Capital Management, Inc.
Toronto, Ontario, Canada M5R 1B2                       its General Partner
Fax: 416-964-8868

                                                   By:_____________________________________
                                                   Name: William Hechter, President

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